Exhibit 99.2

Capitol Investment Corp. V

Initial Public Offering Proceeds Increased to $345 Million

ARLINGTON, VIRGINIA, December 2, 2020 – Capitol Investment Corp. V (the “Company”) announced today that the underwriters of its initial public offering of 30,000,000 units have fully exercised their option to purchase an additional 4,500,000 units to cover over-allotments. Each unit to be sold in the initial public offering, including the additional units subject to the over-allotment option, will be sold at $10.00 per unit for aggregate gross proceeds of $345,000,000. Each unit consists of one share of the Company’s Class A common stock and one third of one warrant, each whole warrant entitling the holder thereof to purchase one share of the Company’s Class A common stock at an exercise price of $11.50.

The offering is expected to close on December 4, 2020, subject to customary closing conditions.

The Company was formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. The Company is led by Chairman and Chief Executive Officer, Mark D. Ein, and President and Chief Financial Officer, L. Dyson Dryden. The Capitol team has raised $1.53 billion in five SPACs since 2007 and closed four SPAC mergers.

Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC are acting as joint book-running managers of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 1, 2020. The offering is being made only by means of a prospectus, copies of which may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-800-831-9146; Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005-2836, Attention: Prospectus Group, Telephone: (800) 503-4611, Email: prospectus.cpdg@db.com; or Morgan Stanley & Co. LLC, 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department, Email: prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC, any of which could cause actual results to differ from such forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

L. Dyson Dryden
President and Chief Financial Officer
Capitol Investment Corp. V
202-654-7060